Exhibit 5

[Hogan & Hartson MNP Letterhead]

May 31, 2006
Flamel Technologies S.A.
Parc Club du Moulin à Vent
33, avenue du Docteur Georges Lévy
69693 Vénissieux
France
Ladies and Gentlemen:
          We are acting as counsel to Flamel Technologies S.A., a stock corporation (société anonyme) organized under the laws of the Republic of France (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”), relating to the proposed offering of up to 1,990,000 ordinary shares of the Company (the “Shares”), nominal value 0.122 euros per share, which may be issued under the Company’s 2005 Stock Option Plan and as awards of ordinary shares and warrants authorized by the Company’s shareholders. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. section 229.601(b)(5), in connection with the Registration Statement.
          For purposes of this opinion letter, we have examined the following documents:
1.	A photocopy of the Registration Statement to be filed with the Commission.

2.	A photocopy of the resolutions of the extraordinary general meeting of the shareholders (assemblée générale mixte à caractère extraordinaire) held on March 4, 2005 authorizing, among other things, the stock option plan relating to the issuance of 1,500,000 options for the subscription of 1,500,000 shares (the “2005 Options”) of the Company, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

3.	A photocopy of the resolutions of the extraordinary general meeting of the shareholders (assemblée générale mixte à caractère extraordinaire) held on March 4, 2005 authorizing, among other things, the issuance of 40,000 warrants, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

4.	A photocopy of the seventh resolution of the combined ordinary and extraordinary general meeting of the shareholders (assemblée générale mixte à caractère ordinaire et extraordinaire) held on October 24, 2005 authorizing the board of directors of the Company to award a maximum of 200,000 shares, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

5.	A photocopy of the eighth resolution of the combined ordinary and extraordinary general meeting of the shareholders (assemblée générale mixte à caractère ordinaire et extraordinaire) held on October 24, 2005 authorizing the board of directors of the Company to issue up to 250,000 warrants, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

6.	A photocopy of the rules applicable to the 2005 Options (the “2005 Stock Option Plan”), as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

7.	A photocopy of the by-laws (statuts) of the Company, as amended, as certified by the Chief Executive Officer (Directeur Général) of the Company on the date hereof as being complete, accurate and in effect.

8.	A photocopy of the special report(s) of the statutory auditors (commissaires aux comptes) of the Company submitted to the extraordinary general meeting of the shareholders (assemblée générale mixte à caractère extraordinaire) held on March 4, 2005.

9.	A photocopy of the special report(s) of the statutory auditors (commissaires aux comptes) of the Company submitted to the combined ordinary and extraordinary general meeting of the shareholders (assemblée générale mixte à caractère ordinaire et extraordinaire) held on October 24, 2005.

10.	A certificate of the Financial Officer of the Company, dated as of the date hereof.
          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic originals of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
          This opinion letter is based as to matters of law solely on the laws of the Republic of France. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “the laws of the Republic of France” includes the applicable laws and regulations of the Republic of France as in effect on the date hereof.
          Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered against payment thereof in accordance with the relevant authorization of the shareholders of the Company, and in accordance with the provisions of the 2005 Stock Option Plan with regard to the 2005 Options, will be validly issued, fully paid, and nonassessable.
          This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,
/s/ HOGAN & HARTSON MNP